Exhibit (d)(4)

AGREED FORM

SHARE CHARGE

dated ____________ 2012

created by

CHINA NUOKANG BIO-PHARMACEUTICAL INC.

(An exempted company incorporated in the Cayman Islands)

as the Chargor

in favour of

CHINA GRAND ENTERPRISES (HK) LIMITED

as the Chargee

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-ii-

THE SCHEDULES

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THIS DEED is dated ____________ 2012 and made between:

(1)	CHINA NUOKANG BIO-PHARMACEUTICAL INC., an exempted company incorporated in the Cayman Islands having company number 169660 and whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Chargor”); and

(2)	CHINA GRAND ENTERPRISES (HK) LIMITED, a company incorporated in Hong Kong whose registered office is at Suite 1801-02, 18/F, China Insurance Group Building, 141 Des Voeux Road Central, Central, Hong Kong (the “Chargee”).

BACKGROUND

(A)	The Chargor is entering into this Deed in connection with the Finance Documents.

(B)	The Board of Directors of the Chargor is satisfied that entering into this Deed is for the purposes and to the benefit of the Chargor and its business.

(C)	The Chargee and the Chargor intend this document to take effect as a deed (even though the Chargee only executes it under hand).

This Deed witnesses the following:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:

“Charged Assets” means the assets from time to time subject, or expressed to be subject, to the Charges or any part of those assets.

“Charges” means all or any of the Security created or expressed to be created by or pursuant to this Deed.

“Companies Ordinance” means the Companies Ordinance (Cap. 32) of the Laws of Hong Kong.

“Company” means Surplus International Investments Limited ( ) incorporated in Hong Kong with registration number 992160.

“CPO” means the Conveyancing and Property Ordinance (Cap. 219) of the Laws of Hong Kong.

“Delegate” means a delegate or sub-delegate appointed under Clause 10.2 (Delegation).

“Dividends” means all present and future:

(a)	dividends and distributions of any kind and any other sum received or receivable in respect of any of the Equity Interests;

(b)	rights, shares, money or other assets accruing or offered by way of redemption, bonus, option or otherwise in respect of any of the Equity Interests;

(c)	allotments, offers and rights accruing or offered in respect of any of the Equity Interests;

(d)	other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, any of the Equity Interests; and

(e)	rights relating to any of those Equity Interests which are deposited with or registered in the name of, any depositary, custodian, nominee, clearing house or system, investment manager, chargee or other similar person or their nominee, in each case whether or not on a fungible basis (including any rights against any such person).

“Enforcement Event” means an Event of Default has occurred and is continuing and the Lender has taken the action specified in Clause 17.15(a)(ii) of the Facility Agreement.

“Equity Interests” means any and all present and future shares, interests, participations or other equivalents (however designated) of capital stock of, or any and all equivalent ownership interests including partnership interests, membership interests or other equity rights or interests in the Company, including the shares issued and outstanding at the date of this Deed described in Schedule 1 (Equity Interests), and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Facility Agreement” means the facility agreement dated as of [•], 2012 among (1) the Chargor (as successor to Kingbird Mergerco. Inc.) as Borrower, (2) China Grand Enterprises (HK) Limited as Lender and (3) Mr. Baizhong Xue and Ms. Yuhuan Zhu as Personal Guarantors.

“Finance Documents” has the meaning given to it in the Facility Agreement.

“Liabilities” means all present and future liabilities and obligations of any Group Member to the Chargee (including as Lender) under the Finance Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity, together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any refinancing, deferral or extension;

(b)	any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)	any claim for damages or restitution; and

(d)	any claim as a result of any recovery by any Obligor of a payment, prepayment, repayment, redemption, defeasance or discharge on the grounds of preference,

and any amounts that would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings.

“Party” means a party to this Deed.

“Receiver” means a receiver appointed in respect of the Charged Assets.

“Secured Obligations” means all the Liabilities and all other present and future obligations at any time due, owing or incurred by each Obligor under the Finance Documents (including all obligations to consummate the Onshore Share Transfers (including the completion of the changes in registration with the relevant Administration for Industry and Commerce as a result of the Onshore Share Transfers) or the Offshore Share Transfer, as applicable), both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Security” has the meaning given to it in the Facility Agreement.

“Winding-up” means winding up, amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation or any analogous procedure or step in any jurisdiction.

1.2	Construction

(a)	The other provisions in Clause 1.2 (Construction) of the Facility Agreement apply to this Deed with all necessary changes.

(b)	Unless a contrary indication appears, terms used in the Facility Agreement and not defined in Clause 1.1 (Definitions) have the same meaning when used herein.

2.	UNDERTAKING TO PAY

The Chargor shall pay each of its Secured Obligations when due in accordance with its terms or, if they do not specify a time for payment, immediately on demand by the Chargee.

3.	SECURITY

3.1	Charge

The Chargor, as legal and beneficial owner of all of the Equity Interests and as continuing security for the due and punctual payment and discharge of all Secured Obligations charges in favour of the Chargee by way of first fixed charge all its present and future Equity Interests and Dividends.

3.2	Share Certificates etc.

The Chargor shall on the date of this Deed and, where Equity Interests are acquired by it after the date of this Deed, within 5 Business Days of the date of such acquisition, deliver to the Chargee or as it directs, all certificates representing the Equity Interests registered in the Chargor’s name, instruments of transfer of the Equity Interests executed in blank and contract or bought and sold notes executed in blank in respect of the Charged Assets and shall promptly deliver to the Chargee, or as it directs, any other documents relating to the Equity Interests that the Chargee reasonably requires. The Chargor agrees that at any time after the date of this Deed, the Chargee may, at the cost of the Chargor, record the details of the Charges granted hereunder in the register of members of the Company and, at any time after the Charges have become enforceable, register the Equity Interests in the name of the Chargee or its nominee.

4.	RESTRICTIONS AND FURTHER ASSURANCE

4.1	Security

The Chargor shall not create or permit to subsist any Security over any Charged Asset other than the Security created pursuant to this Deed.

4.2	Disposal

The Chargor shall not (nor agree to) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any Charged Asset except as permitted under the Offshore Share Purchase Agreement or, in the case of Dividends, as permitted by Clause 5.3 (Dividends before enforcement) of this Deed.

4.3	Further assurance

The Chargor shall promptly do whatever the Chargee reasonably requires:

(a)	to perfect (or maintain the perfection) or protect the Charges or the priority of the Charges; or

(b)	to facilitate the realisation of the Charged Assets or the exercise of any rights vested in the Chargee or any Receiver or otherwise effect the purposes of this Deed,

including executing any transfer, conveyance, charge, mortgage, assignment or assurance of the Charged Assets (whether to the Chargee or its nominees or otherwise), making any registration and giving any notice, order or direction.

4.4	Delivery of documents

In addition to the requirements under Clause 3.2 (Share Certificates etc.), the Chargor shall deliver or procure that there shall be delivered to the Chargee the following documents (in form and substance satisfactory to the Chargee, acting reasonably) upon execution of this Deed which may be held by the Chargee until the Charges are released:

(a)	signed but undated letters of resignation of all the directors and the secretary of the Company, substantially in the form set out in Schedule 3 (Form of Letter of Resignation);

(b)	signed and dated letters of authority and undertaking from all the directors and the secretary of the Company authorising the Chargee to date the letters / resolutions referred to in paragraph (a) and (in the case of the directors only) paragraph (c) and undertaking to approve transfers of Equity Interests by or in favour of the Chargee and/or its nominee substantially in the form set out in Schedule 4 (Form of Letter of Authority and Undertaking); and

(c)	signed but undated resolutions of the directors of the Company approving the resignation of directors and the appointment of persons nominated by the Chargee as directors of the Company and the replacement of the company secretary, substantially in the form set out in Schedule 5 (Form of Resolutions).

All documents required by paragraphs (a) to (c) of this Clause 4.4 shall be in the forms set out in Schedule 3 (Form of Letter of Resignation) to Schedule 5 (Form of Resolutions) or otherwise as the Chargee shall require (acting reasonably).

4.5	Perfection and registration

The Chargor will (and, if applicable, will procure that its nominees) immediately upon the completion of any transfer of Charged Assets to the Chargee or its nominee, procure the registration of those transfers in the books of the Company, and deliver copy of the same to the Chargee.

4.6	Changes in Directors or Secretary

(a)	If a new director of the Company is appointed, the Chargor shall, on or prior to such appointment becoming effective, procure that such director signs and delivers to the Chargee the documents described in paragraphs (a), (b) and (c) of Clause 4.4 (Delivery of documents).

(b)	If a new secretary of the Company is appointed, the Chargor shall, on or prior to such appointment becoming effective, procure that such secretary signs and delivers to the Chargee the documents described in paragraphs (a) and (b) of Clause 4.4 (Delivery of documents).

(c)	If a director or the secretary of the Company resigns or is removed from such office, the Chargee shall promptly upon its becoming aware of the same return to the Chargor the documents signed by such director or the secretary which were received by the Chargee pursuant to this Deed.

4.7	Directors resolution

After the Charges have become enforceable, the Chargor shall procure to the extent that it is within the power of the Chargor as a shareholder of the Company that any transfer to or by the Chargee or its nominee of any of the Charged Assets is duly approved by the required proportion of directors of the Company and registered in the shareholder register of the Company (if necessary, by replacing the directors of the Company with directors nominated by the Chargee).

5.	CHARGED EQUITY INTERESTS

5.1	Voting before enforcement

Subject to Clause 5.2 (Voting after enforcement), the Chargor shall be entitled to retain and to exercise voting rights to any Equity Interests mortgaged, charged and/or assigned by it in a manner which does not adversely affect the validity or enforceability of the Transaction Security or cause a Default or Event of Default to occur.

5.2	Voting after enforcement

At any time after an Enforcement Event has occurred:

(a)	the Chargee or the Receiver shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Equity Interest in such manner as it or he sees fit; and

(b)	the Chargor shall comply or procure the compliance with any directions of the Chargee or the Receiver in respect of the exercise of those rights and shall promptly execute and/or deliver to the Chargee or the Receiver such forms of proxy it or he may require with a view to enabling such person as it or he selects to exercise those rights.

5.3	Dividends before enforcement

Subject to Clause 5.4 (Dividends after enforcement), the Chargor is entitled to retain any cash income derived from the Equity Interests, which is permitted to be paid under the Facility Agreement and the Offshore Share Purchase Agreement.

5.4	Dividends after enforcement

At all times after an Enforcement Event has occurred the Chargor shall hold any Dividend received by it on trust for the Chargee and pay the same immediately to the Chargee or as it may direct. The Chargee shall be entitled to apply the same as it sees fit.

5.5	Acquisition of Equity Interests

The Chargor shall promptly notify the Chargee of:

(a)	its acquisition of, or agreement to acquire, any Equity Interests; and

(b)	the declaration, payment, allotment, offer or issue of any Dividend.

5.6	Power of attorney

If any Equity Interests are not held in the Chargor’s name other than pursuant to this Deed, the Chargor shall promptly execute and deliver to the Chargee an irrevocable power of attorney, expressed to be given by way of security and executed as a deed by the person in whose name such Equity Interests are held. The Chargee shall not exercise such power of attorney prior to the occurrence of an Enforcement Event, except if there has been a material failure to comply with a further assurance or perfection obligation for a period of at least 5 Business Days.

5.7	Communications

The Chargor shall promptly execute and/or deliver to the Chargee a copy of each circular, notice, report, set of accounts or other document received by it or its nominee in connection with any Equity Interests.

5.8	Payment of calls etc.

The Chargor will promptly pay or procure the payment of all calls, instalments or other payments which may at any time become due in respect of any of the Charged Assets.

6.	GENERAL UNDERTAKINGS

6.1	Not prejudice the Charges

The Chargor shall not do, or, where in its control, permit to be done, anything which would reasonably be expected to materially prejudice the legality, validity or enforceability of this Deed or the Charges, or the ranking or priority thereof, or the rights or remedies of the Chargee hereunder.

6.2	Part XI of the Companies Ordinance

The Chargor shall notify the Chargee in writing in advance of any plan to register under Part XI of the Companies Ordinance and shall ensure that details of the Charges created by this Deed are duly registered with the Companies Registry in Hong Kong within five weeks after the Chargor is so registered under Part XI of the Companies Ordinance.

6.3	Registration of Charge

Upon execution of this Deed, the Chargor shall procure that its registered office records details of the charges created under this Deed in the Chargor’s register of mortgages and charges within 2 Business Days, as maintained by the Chargor’s registered office, in a form reasonably satisfactory to the Chargee, and provide the Chargee with a certified copy of the register of mortgages and charges.

7.	REPRESENTATIONS AND WARRANTIES

(a)	The Chargor makes the representations and warranties made by it in Clause 14 (Representations) of the Facility Agreement to the Chargee on the date of this Deed.

(b)	The Chargor makes the representations and warranties set out in this paragraph (b) to the Chargee on the date of this Deed:

(i)	the shares described in Schedule 1 (Equity Interests) are duly authorised, validly issued and fully paid, non-assessable and freely transferable and constitute shares in the capital of a limited company. There are no moneys or liabilities outstanding or payable in respect of any of the Equity Interests; and

(ii)	the Equity Interests constitute all of the share capital in the Company and no person has or is entitled to any conditional or unconditional option, warrant or other right to subscribe for, purchase or otherwise acquire any issued or unissued shares, or any interest in shares, in the capital of the Company.

(c)	The Chargor represents and warrants to the Chargee on the date of this Deed that it is not registered under Part XI of the Companies Ordinance or, if it has so registered, it has provided to the Chargee sufficient details to enable an accurate search against it to be undertaken by the Chargee at the Hong Kong Companies Registry.

8.	ENFORCEMENT

8.1	When enforceable

As between the Chargor and the Chargee the Charges shall be enforceable on the occurrence of an Enforcement Event and the Chargee:

(a)	may enforce all or any part of any Charges (at the times, in the manner and on the terms it thinks fit) and take possession and hold or dispose of all or any part of the Charged Assets; and

(b)	whether or not it has appointed a Receiver, may exercise all or any of the powers, authorities and discretions given to mortgagees and receivers by the CPO as extended by this Deed or otherwise conferred by law.

8.2	Power of sale

The statutory power of sale, of appointing a Receiver and the other statutory powers conferred on mortgagees by Section 51 (Powers of mortgagee and receiver) and Section 53 (Sale by mortgagee) of the CPO and the Fourth Schedule (Powers of mortgagee and receiver) to the CPO as extended by this Deed shall arise on the date of this Deed and no restriction imposed by any ordinance or other statutory provision in relation to the exercise of any power of sale shall apply to this Deed.

8.3	No requirement of notice period

Except as provided for in the definition of Enforcement Event or as otherwise expressly provided for in the Finance Documents, neither the Chargee nor any Receiver is required to give any prior notice of non-payment or default to the Chargor before enforcing the Charges, there is no minimum period for which Secured Obligations must remain due and unpaid before the Charges can be enforced and Paragraph 11 of the Fourth Schedule to the CPO (Powers of mortgagee and receiver) (and any similar provision under other laws) does not apply to this Deed.

8.4	No liability as mortgagee in possession

Nothing done by or on behalf of the Chargee pursuant to this Deed shall render it liable to account as a mortgagee in possession for any sums other than actual receipts.

8.5	Wide construction of enforcement powers

The powers of the Chargee under this Deed shall be construed in the widest possible sense and both Parties intend that the Chargee shall have as wide and flexible a range of powers as may be conferred (or, if not expressly conferred, as is not restricted) by any applicable law.

9.	APPOINTMENT AND RIGHTS OF RECEIVERS

9.1	Appointment of Receivers

If:

(a)	requested by the Chargor;

(b)	any corporate action, legal proceedings or other procedure or step is taken in relation to the administration of the Chargor; or

(c)	any Enforcement Event has occurred (whether or not the Chargee has taken possession of the Charged Assets),

without any further notice, the Chargee may, by deed, or otherwise in writing signed by any officer or manager of the Chargee or any person authorised for this purpose by the Chargee, appoint one or more persons to be a Receiver. The Chargee may similarly remove any Receiver and appoint any person instead of any Receiver. If the Chargee appoints more than one person as Receiver, the Chargee may give those persons power to act either jointly or severally. The provisions of Section 50 (Power to appoint a receiver) of the CPO (as varied and/or extended by this Deed) shall apply to any appointment made pursuant to this Deed.

9.2	Scope of appointment

Any Receiver may be appointed Receiver of all of the Charged Assets or Receiver of a part of the Charged Assets specified in the appointment. In the latter case, the rights conferred on a Receiver as set out in Schedule 2 (Rights of Receivers) shall have effect as though every reference in that Schedule to any Charged Assets were a reference to the part of those assets so specified or any part of those assets.

9.3	Rights of Receivers

Any Receiver appointed pursuant to this Clause 9 shall have the rights, powers, discretions, privileges and immunities conferred on receivers by the CPO (as varied and/or extended by this Deed), all powers (if any) conferred on receivers by law or otherwise and shall also have the powers and rights set out in Schedule 2 (Rights of Receivers), all of which powers and rights are exercisable without further notice. The Receiver shall in the exercise of the Receiver’s powers, authorities and discretions conform to the directions and regulations from time to time given or made by the Chargee.

9.4	Agent of Chargor

Any Receiver shall be the agent of the Chargor for all purposes. The Chargor alone shall be responsible for the Receiver’s contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by the Receiver, except where resulting from the fraud, gross negligence or willful misconduct of the Receiver.

9.5	Remuneration

The Chargee may determine the remuneration of any Receiver and direct payment of that remuneration out of moneys he receives as Receiver. The Chargor alone shall be liable for the remuneration and all other costs, losses, liabilities and expenses of the Receiver, except where resulting from the fraud, gross negligence or willful misconduct of the Receiver.

10.	CHARGEE’S RIGHTS

10.1	Same rights as Receiver

Any rights conferred by any Finance Document upon a Receiver may be exercisable by the Chargee after the Charges become enforceable, whether or not the Chargee shall have taken possession or appointed a Receiver of the Charged Assets.

10.2	Delegation

The Chargee may delegate in any manner to any person any rights exercisable by the Chargee under any Finance Document. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Chargee thinks fit, but the Chargee shall remain liable for the performance by its Delegate.

10.3	Realisation

(a)	If the Chargee or the Receiver exercises the rights conferred on it by paragraph (b) of Schedule 2 (Rights of Receiver) the same shall not be treated as an absolute appropriation of or foreclosure on the Charged Assets to the exclusion of the Chargor and in extinguishment of its interests therein, unless the Chargee or the Receiver, as the case may be, shall otherwise notify the Chargor (whether before or after the relevant appropriation or foreclosure has been effected), in which latter event any such appropriation or foreclosure shall be treated as a sale of the Charged Assets at a fair market value and the Secured Obligations shall be reduced by an equivalent amount.

(b)	In any disposal pursuant to paragraph (b) of Schedule 2 (Rights of Receiver), the Chargee may, provided that they shall first have used reasonable efforts to dispose of the relevant Charged Assets or rights to third parties subject to compliance with any rules or regulations laid down by any governmental or other agency or authority, itself purchase the whole or any part of the Charged Assets or rights disposed of free from any rights of redemption on the part of the Chargor which are hereby waived and released.

(c)	Notwithstanding any other provision herein, the Chargee shall not (and shall ensure that its Delegates and any Receiver that it appoints shall not) transfer the Charged Assets to any person other than an Affiliate of the Chargee without the prior consent of the Chargor. The Chargor acknowledges that the foregoing restriction on transfers has been accepted by the Chargee at the Chargor’s request and that the Chargee may dispose of the Charged Assets (or any part thereof) to an Affiliate without first attempting to dispose of such assets to a non-affiliated third party.

11.	LIABILITY OF CHARGEE, RECEIVERS AND DELEGATES

11.1	Possession

If the Chargee, any Receiver or any Delegate takes possession of the Charged Assets, it or he may at any time relinquish possession.

11.2	Chargee’s liability

(a)	Neither the Chargee nor any Receiver or Delegate shall (either by reason of taking possession of the Charged Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to the Chargor or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Charged Assets or from any act, default, omission or misconduct of the Chargee, any Receiver, any Delegate or their respective officers, employees or agents in relation to the Charged Assets or in connection with the Finance Documents except to the extent caused by its or his own fraud, gross negligence or willful misconduct.

(b)	Nothing in this Deed shall be construed as placing on the Chargee any liability whatsoever in respect of any calls, instalments or other payments relating to any of the Charged Assets or any rights, shares or other securities accruing, offered or arising as aforesaid, and the Chargor shall indemnify the Chargee in respect of all calls, instalments or other payments relating to any of the Charged Assets owned by it and to any rights, shares and other securities accruing, offered or arising as aforesaid in respect of any of the Charged Assets.

12.	POWER OF ATTORNEY

12.1	Appointment

The Chargor by way of security irrevocably appoints the Chargee, every Receiver and every Delegate severally as its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

(a)	to do anything which the Chargor is obliged to do (but has not done) under any Finance Document to which it is party (including to execute charges over, transfers, conveyances, assignments and assurances of, and other instruments, notices, orders and directions relating to, the Charged Assets); and

(b)	to exercise any of the rights conferred on the Chargee, any Receiver or any Delegate in relation to the Charged Assets or under any Finance Document, the CPO, the Companies Ordinance or generally under Hong Kong law.

12.2	Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 12.1 (Appointment).

12.3	Exercise

The Chargee agrees not to exercise any power of attorney granted to it under this Clause prior to the occurrence of an Enforcement Event, except if there is a material failure to comply with a further assurance or perfection obligation for a period of at least 5 Business Days.

13.	PROTECTION OF THIRD PARTIES

13.1	No duty to enquire

No person dealing with the Chargee, any Receiver or any Delegate shall be concerned to enquire:

(a)	whether the power or rights conferred by or pursuant to any Finance Document are exercisable;

(b)	whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

(c)	otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights; or

(d)	as to the application of any money borrowed or raised.

13.2	Protection to purchasers

Subject to the provisions of this Deed, all the protection to purchasers contained in Sections 52 (Protection of purchaser), 53 (Sale by mortgagee) and 55 (Mortgagee’s receipt) of the CPO or in any other applicable legislation shall apply to any person purchasing from or dealing with the Chargee, any Receiver or any Delegate.

14.	SAVING PROVISIONS

14.1	Continuing Security

Subject to Clause 15 (Discharge of Security), the Charges are continuing Security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

14.2	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Chargor or an Obligor or any Security for those obligations or otherwise) is made by the Chargee in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation or otherwise, without limitation, then the liability of the Chargor and the Charges shall continue or be reinstated as if the discharge, release or arrangement had not occurred.

14.3	Waiver of defences

Neither the obligations of the Chargor under this Deed nor the Charges will be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under any Finance Document or any of the Charges (without limitation and whether or not known to it or the Chargee) including:

(a)	any time, waiver or consent granted to, or composition with, the Chargor, an Obligor or any other person;

(b)	the release of the Chargor, an Obligor or any other person under the terms of any composition or arrangement with any creditor of the Chargor, an Obligor or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of, the Chargor, an Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any death, mental or other incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status or constitution of the Chargor, an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency, bankruptcy, liquidation, winding-up, provisional supervision, supervision, administration, receivership or similar proceedings; or

(h)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor or other person under any Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order.

14.4	Immediate recourse

The Chargor waives any right it may have of first requiring the Chargee (or any agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Deed. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

14.5	Appropriations

Until all the Secured Obligations have been indefeasibly paid in full and all facilities which might give rise to Secured Obligations have terminated, the Chargee (or any agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Chargee (or any agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing (at normal commercial rates) suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.

14.6	Deferral of Chargor’s rights

Until all the Secured Obligations have been indefeasibly paid in full and all facilities which might give rise to Secured Obligations have terminated and unless the Chargee otherwise directs, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable or liability arising, under this Deed:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other provider of Security for or any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Chargee under the Finance Documents or of any guarantee or other security taken pursuant to, or in connection with, the Finance Documents by the Chargee;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Chargor has given a guarantee, undertaking or indemnity;

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Chargee.

If the Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Chargee under or in connection with the Finance Documents to be repaid in full on trust for the Chargee and shall promptly pay or transfer the same to the Chargee or as the Chargee may direct.

For the avoidance of doubt, this Clause 14.6 shall not apply to any dividend or other distribution claimed by the Chargor in connection with any dividend or other distribution expressly permitted under the Facility Agreement.

14.7	Additional Security

The Charges are in addition to and are not in any way prejudiced by any other guarantees or security now or subsequently held by the Chargee.

15.	DISCHARGE OF SECURITY

15.1	Final redemption

Subject to Clause 15.3 (Retention of security), if:

(a)	the Secured Obligations have been unconditionally and indefeasibly paid and otherwise satisfied in full and that all facilities which might give rise to Secured Obligations have terminated; or

(b)	the Onshore Share Transfers (including the completion of the changes in registration with the relevant Administration for Industry and Commerce as a result of the Onshore Share Transfers) or the Offshore Share Transfer, as applicable, are consummated in accordance with the Share Transfer Documents, then the Charged Assets shall be automatically released, reassigned or discharged (as appropriate) from the Charges in each case without any recourse to the Chargee and without any representation or warranty.

15.2	Delay of Onshore Share Transfers by Lender

Notwithstanding Clause 15.1 (Final redemption), in the event that (a) the Lender or its affiliate fails to pay the Transfer Price (as defined in the Framework Agreement) in connection with the Onshore Share Transfers within five (5) Business Days of the approval by the relevant foreign exchange administration authority as contemplated under the Framework Agreement and (b) the Lender or its affiliate has no right to terminate any of the Onshore Share Purchase Agreements pursuant to the terms thereof at the end of such five (5) Business Day period, then the Charged Assets shall be automatically released, reassigned or discharged (as appropriate) from the Charges in each case without any recourse to the Chargee and without any representation or warranty.

15.3	Retention of security

If any amount paid or credited to the Chargee under any Finance Document is avoided or otherwise set aside on the Winding-up of the Chargor or any other person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all the Secured Obligations have been indefeasibly paid in Clause 15.1(a).

15.4	Consolidation

Any restrictions on the consolidation of Security shall be excluded to the fullest extent permitted by law and the Chargee shall, so far as it is lawful and subject to other provisions of this Deed, be entitled to consolidate all or any of the Charges with any other Security whether in existence on the date of this Deed or in the future.

16.	ENFORCEMENT EXPENSES

16.1	Expenses

The Chargor agrees to pay all expenses in relation to this Deed and the transactions contemplated hereby as required under Clause 12 (Costs and Expenses) of the Facility Agreement.

16.2	Stamp taxes

The Chargor will pay, promptly on demand, and indemnify the Chargee against any cost, loss or liability the Chargee incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

17.	PAYMENTS

17.1	Demands

Any demand for payment made by the Chargee shall be valid and effective even if it contains no statement of the relevant Secured Obligations or an inaccurate or incomplete statement of them.

17.2	Continuation of accounts

At any time after:

(a)	the receipt by the Chargee of notice (either actual or otherwise) of any subsequent Security affecting the Charged Assets of the Chargor; or

(b)	the presentation of a petition or the passing of a resolution in relation to the Winding-up of the Chargor,

the Chargee may open a new account in the name of the Chargor (whether or not it permits any existing account to continue). If the Chargee does not open such a new account, it shall nevertheless be treated as if it had done so when the relevant event occurred. No moneys paid into any account, whether new or continuing, after that event shall discharge or reduce the amount recoverable pursuant to any Finance Document to which the Chargor is party.

18.	INDEMNITIES

Each indemnity in each Finance Document shall:

(a)	constitute a separate and independent obligation from the other obligations in that or any other Finance Document;

(b)	give rise to a separate and independent cause of action;

(c)	apply irrespective of any indulgence granted by the Chargee;

(d)	continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any Secured Obligation or any other judgment or order; and

(e)	apply whether or not any claim under it relates to any matter disclosed by the Chargor or otherwise known to the Chargee.

19.	RIGHTS, WAIVERS AND DETERMINATIONS

19.1	Ambiguity

Where there is any ambiguity or conflict between the rights conferred by applicable law and those conferred by or pursuant to any Finance Document, the terms of that Finance Document shall prevail to the maximum extent permitted by applicable law.

19.2	Exercise of rights

No failure to exercise, nor any delay in exercising, on the part of the Chargee or Delegate any right or remedy under any Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

19.3	Amendments and waivers

Any term of this Deed may be amended or waived only with the prior written consent of the Chargee and the Chargor.

19.4	Determinations

Any determination by or certificate of the Chargee or any Receiver or any Delegate under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

20.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

21.	SEPARATE AND INDEPENDENT OBLIGATIONS

The Security created by the Chargor by or in connection with any Finance Document is separate from and independent of the Security created or intended to be created by any other person by or in connection with any Finance Document.

22.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

23.	GOVERNING LAW

This Deed is governed by Hong Kong law.

24.	JURISDICTION

24.1	Jurisdiction of Hong Kong courts

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 24.1 is for the benefit of the Chargee only. As a result, the Chargee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Chargee may take concurrent proceedings in any number of jurisdictions.

24.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Chargor confirms that, on or around the date of this Deed, it has or will have appointed Law Debenture Services (H.K.) Limited as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with this Deed (the “Process Agent”) and agrees that failure by a process agent to notify the Chargor of the process will not invalidate the proceedings concerned. If the Process Agent ceases to be able to act as a process agent or to have an address in Hong Kong, the Chargor irrevocably agrees to appoint a new process agent in Hong Kong and to deliver to the Chargee within 14 days of the appointment a copy of a written acceptance of appointment by the new process agent. Nothing in this Deed shall affect the right to serve process in any other manner permitted by law.

SCHEDULE 1

EQUITY INTERESTS

Company in respect of which the Equity Interests are issued: Surplus International Investments Limited ( )

Registered Shareholder	No. of Shares	Share Certificate Number(s)
The Chargor	10,000 ordinary shares of HK$1.00	[•]

SCHEDULE 2

RIGHTS OF RECEIVERS

Any Receiver appointed pursuant to Clause 9 (Appointment and rights of Receivers) shall have the right, either in its own name or in the name of the Chargor or otherwise and in such manner and upon such terms and conditions as the Receiver thinks fit, and either alone or jointly with any other person:

(a)	Enter into possession

to take possession of, get in and collect the Charged Assets and to require payment to it of all Dividends;

(b)	Deal with Charged Assets

to sell, transfer, assign, exchange or otherwise dispose of or realise the Charged Assets to any person either by public offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by instalments spread over a period or deferred);

(c)	Borrow money

to borrow or raise money either unsecured or on the security of the Charged Assets (either in priority to the Charges or otherwise);

(d)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to the Charged Assets;

(e)	Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets or any business of the Chargor;

(f)	Redemption of Security

to redeem any Security (whether or not having priority to the Charges) over the Charged Assets and to settle the accounts of any person with an interest in the Charged Assets;

(g)	Rights of ownership

to exercise and do (or permit the Chargor or any nominee of it to exercise and do) all such rights and things as the Chargee would be capable of exercising or doing if it were the absolute beneficial owner of the Charged Assets; and

(h)	Other powers

to do anything else it may think fit for the realisation of the Charged Assets or incidental to the exercise of any of the rights conferred on the Receiver under or by virtue of any Finance Document to which the Chargor is party, the CPO, the Companies Ordinance and other applicable statutory provisions and common law.

SCHEDULE 3

FORM OF LETTER OF RESIGNATION

Date: _____________

The Board of Directors

Surplus International Investments Limited (the “Company”)

Dear Sirs

Resignation

I tender my unconditional and irrevocable resignation as [director]/[secretary] of the Company with effect from the date of this letter. I confirm that I have no claims whatsoever against the Company for compensation for loss of office or for fees or otherwise howsoever.

Yours faithfully,

by [ ]

SCHEDULE 4

FORM OF LETTER OF AUTHORITY AND UNDERTAKING

To: [Security Agent]

[Date]

Dear Sirs

Surplus International Investments Limited (the “Company”)

I irrevocably authorise you or any of your officers to complete, date and the put into effect:

1.	the attached resignation letter signed by me; and

2.	[the attached resolution signed by me,][1]

in accordance with the provisions of the Share Charge relating to the Company dated [date].

[I also irrevocably undertake to vote in favour of any resolution approving that any shares of the Company comprised in the Charged Assets (as defined in the Share Charge) be registered in your name or in the name of your nominees and, after the security constituted by the Share Charge has become enforceable, in the name of any purchaser of those shares or its nominee.]2

Yours faithfully,

by [ ]

1 Not applicable for the Secretary of the Company.

2 Not applicable for the Secretary of the Company.

SCHEDULE 5

FORM OF RESOLUTIONS

Surplus International Investments Limited (the “Company”)

WRITTEN RESOLUTIONS OF THE BOARD OF DIRECTORS made pursuant to Article [            ] of the Articles of Association of the Company

Directors:

CHANGES IN DIRECTORS

IT IS RESOLVED that the following be appointed additional Directors of the Company with immediate effect:-

IT IS RESOLVED that the resignation of the following persons as Directors of the Company be accepted with immediate effect:-

[•]

CHANGES IN SECRETARY

IT IS RESOLVED that the following be appointed Secretary of the Company with immediate effect:-

IT IS RESOLVED that the resignation of the following person as Secretary of the Company be accepted with immediate effect:-

[•]

Director	Director
Director	Director

INSTRUMENT OF TRANSFER

SURPLUS INTERNATIONAL INVESTMENTS LIMITED

( )

We, China Nuokang Bio-pharmaceutical Inc.

of [insert registered address]

in consideration of the sum of

paid to me/us by (name)

(occupation)

of (address)

(hereinafter “the said Transferee”)

do hereby transfer to the said Transferee the                         - 10,000 ordinary-                         share(s)

numbered From -[•]- to -[•]-

standing in my/our name in the register of:-

Surplus International Investments Limited ( )

to hold onto the said Transferee his Executors, Administrators or Assigns, subject to the several conditions upon which I/we hold the same at the time of execution hereof. And I/we, the said Transferee do hereby agree to take the said share(s) subject to the same conditions.

Witness our hands the

Witness to the signature(s) of the Transferor

_______________________________________

Witness’s name and address:

Witness to the signature(s) of the Transferee –

_______________________________________

Witness’s name and address:

) ) ) ) ) ) ) ) ) ) ) )	China Nuokang Bio-pharmaceutical Inc.

SOLD NOTE

Transferee

Address

Occupation

Name of company in which the share(s) to be transferred

Surplus International Investments Limited ( )

Number of share(s)                      - 10,000 ordinary -                     of HK$             1.00             each

Consideration received

(Transferor)
China Nuokang Bio-pharmaceutical Inc.

Dated

BOUGHT NOTE

Transferor China Nuokang Bio-pharmaceutical Inc.

Address [•]

Occupation Corporation

Name of company in which the share(s) to be transferred -

Surplus International Investments Limited ( )

Number of share(s)             - 10,000 ordinary -              of HK$         1.00         each

Consideration received

(Transferee) __________________________________

Dated

IN WITNESS whereof the Chargor has executed this Deed on the day and year first above written.

EXECUTED AS A DEED for and on behalf of CHINA NUOKANG BIO-PHARMACEUTICAL INC. by	)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:
)

in the presence of:

Signature of Witness

Name:

Address:

Occupation:

Chargor’s Address:	No. 18-1 East Nanping Road Hunnan National New & High-tech Development Zone Shenyang, Liaoning Province People’s Republic of China 110171

Attention:	Shizheng Duan

Chargor’s Fax No.:	+86-24-2469-6133

Telephone:	+86-24-2469-6033

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower

The Landmark

15 Queen’s Road, Central

Hong Kong

Attention:	David Zhang
Jesse Sheley
Fax No.:	+852-3761-3301

[HK Share Charge]

Sealed with the common seal of CHINA GRAND ENTERPRISES (HK) LIMITED and signed by _________________________ in the presence of:	) ) ) ) )

Witness

Chargee’s Address:	Investment Management Department, Yuanda Group, 6/F, Tower A, Yuanda Center, No. 5, Huizhong Road, Chaoyang District, Beijing Post Code: 100101

Attention:	Ming Zhong

Chargee’s Fax No.:	+8610-84891847

Telephone:	+8610-84891036

[HK Share Charge]